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                                                                    EXHIBIT 99.1

                                             FOR ADDITIONAL INFORMATION:
                                             Corporate Communications, Cygnus
                                             (650) 369-4300    WWW.CYGN.COM
                                             BURNS MCCLELLAN (212) 213-0006
                                             JUSTIN JACKSON - MEDIA




FOR IMMEDIATE RELEASE

            CYGNUS' GLUCOWATCH-Registered Trademark- MONITOR APPROVED
                             FOR SALE IN EUROPE

Redwood City, CA - December 2, 1999 - Cygnus, Inc. (NASDAQ: CYGN) announced today the receipt of a CE Certificate for the GlucoWatch-Registered Trademark-monitor, indicating that the product has met the essential requirements and other criteria of the European Community Directive 93/42/ECC, Annex V,
Section 3.2. The CE Certificate is required for selling products in the European Community. Cygnus demonstrates compliance to BS EN ISO 9002 and
EN 46002.

"Receiving the CE Certificate is another important step in the progress of the GlucoWatch monitor. The quality standards and processes required to receive the CE Certificate will serve us well in the future," stated John C. Hodgman, Chairman, President and Chief Executive Officer of Cygnus, Inc.

The GlucoWatch monitor provides frequent, automatic and non-invasive glucose measurements and is intended for detecting trends and tracking patterns in glucose levels in adults, 18 years and older, who have diabetes. The device is intended for use by patients at home and in health care facilities. Following a three-hour warm-up period, the device is capable of providing up to three non-invasive glucose measurements per hour for 12 hours. After the warm-up period, a finger stick blood glucose measurement is input into the GlucoWatch monitor for calibration. The frequent readings provided by the GlucoWatch monitor have the potential to help people with diabetes to better control their glucose levels. The GlucoWatch monitor has the capability to alert users when glucose levels are too high or too low. These situations may be hard to identify with regular glucose testing alone.

The United States Food and Drug Administration (FDA) has scheduled December 6, 1999 as the date for an advisory committee review of Cygnus' premarket approval application (PMA) for the GlucoWatch monitor. The meeting will be held with the Clinical Chemistry and Clinical Toxicology Devices Panel of the Medical Devices Advisory Committee at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland.

Cygnus is currently seeking an alliance for the commercialization of the GlucoWatch monitor worldwide (except Japan and Korea) which would include distribution, sales, marketing, and customer service support. Tokyo-based Yamanouchi Pharmaceutical Co., Ltd., a significant participant in the Japanese pharmaceutical market, has marketing and distribution rights for the GlucoWatch monitor in Japan and Korea.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive glucose monitoring device (the GlucoWatch device) and transdermal drug delivery systems. Cygnus has signed a binding agreement to sell most of the assets of its drug delivery business to Ortho-McNeil Pharmaceutical, Inc, a Johnson & Johnson company.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the government approvals, commercial introduction and market acceptance of the GlucoWatch monitor. There can be no assurances that the panel meeting will result in a recommendation for approval to the FDA. There can be no assurances that a recommendation for approval from the advisory committee would result in a clearance from the FDA to market the device. There can be no assurances that the Company will be able to sign a marketing agreement. Also, there can be no assurances that if the Company receives marketing clearance from the FDA and signs a marketing agreement that the product could be successfully manufactured or marketed in the U.S. or in Europe. Further, there can be no assurances that the proposed asset sale of the drug delivery business will pass governmental review under the Hart-Scott-Rodino Improvements Act of 1976. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.